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                                                                   EXHIBIT 10.15


                                  [TEPPCO LETTERHEAD]

Date of Contract September 20, 2000

                                      TEPPCO Contract Number:   COH-P00102117-M
                                                                ----------------
                                      TEPPCO Contact:            Ted Parrish
                                                                ----------------
                                      Customer Contract Number:
                                                                ----------------

               COHO OIL & GAS, INC.
Attn:          Gary Pittman
               14785 Preston Road, Suite 860
               Dallas, TX 75240
               Phone: (972) 774-8305
               FAX: NA

This agreement (the "Contract") is made between TEPPCO Crude Oil, L.P. ("TCO") and Coho Oil & Gas, Inc. ("Coho") whereby Coho agrees to sell and deliver and TCO agrees to purchase and receive crude oil and condensate under the terms and conditions set forth herein.

                         COHOS SALE AND DELIVERY TO TCO

1. QUALITY:    1) Oklahoma Sour Crude Oil
               2) Oklahoma Sweet Crude Oil


2. QUANTITY:   1) Equal to the production from leases listed on Exhibit A
               2) Equal to the production from leases listed on Exhibit B

3. DELIVERY:   1) Into the designated carrier as shown on Exhibit A
               2) Into the designated carrier as shown on Exhibit B

4. PRICE:      1) The simple monthly average of the daily settlement price of the Nymex crude oil contract, during the month of delivery
               (trading days only) deemed 40 degrees and deemed delivered in equal daily quantities minus Platt's West Texas Sour,/West Texas
               Intermediate differential, less the amount shown on Exhibit A. 2)
               The simple monthly average of the daily settlement price of the Nymex crude oil contract, during the month of delivery (trading days only) deemed 40 degrees and deemed delivered in equal daily quantities less the amount shown on Exhibit B.

5. TERM: Commencing October 1, 2000 through September 30, 2001, thereafter month to month until canceled by either party upon thirty (30) days advanced written notice

6. PAYMENT:    Shall be made on the 20th of the month following delivery via net out and/or wire transfer at a bank of seller's choice. If payment due date falls on a Sunday or Monday banking holiday, payment will be made effected on the following business day. If payment due date falls on a Saturday or a banking holiday other than a Monday, then payment will be effected on the preceding day

7. GENERAL     All other terms and conditions not specifically stated shall be
TERMS AND      governed by TEPPCO Crude Oil, LP's General Provisions attached
CONDITIONS:    hereto and made a part hereof

8. SPECIAL     This contract is based on an estimated volume of approximately
PROVISION:     3,000 barrels per day of production. If that volume increases by more than 10%, the excess above that percent will be priced based on the then current market price.

This Contract contains the complete agreement of both parties and cannot be modified unless in writing. Photocopies and faxes of signed copies of the Contract shall have the same force and effect as signed originals. Please execute this Contract by return FAX (405) 232-1815 to TEPPCO Crude Oil, L.P.,
Attn: Contract Administrator within five (5) business days.



                       TEPPCO CRUDE OIL, L.P.
                       By TEPPCO Crude GP, LLC
                       its general partner
                       By: /s/ J. MICHAEL COCKRELL
                           -------------------------
                       J. Michael Cockrell, President


COHO OIL & GAS, INC.

By:    /s/ GARY L. PITTMAN
      ----------------------------

Title: CFO
      ----------------------------

Date:  12/22/00
      ----------------------------
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      ATTACHED TO AND MADE PART OF THAT CERTAIN CRUDE OIL PURCHASE CONTRACT
                            DATED SEPTEMBER 20, 2000
             BETWEEN TEPPCO CRUDE OIL, LP. AND COHO OIL & GAS, INC.


GENERAL TERM AND CONDITIONS

A.                MEASUREMENT AND TESTS:

                  All measurements hereunder shall be made from static tank gauges on 100 percent tank table basis or by positive displacement meters. All measurements and tests shall be made in accordance with the latest ASTM or ASMEAPI (Petroleum PD Meter Code) published methods then in effect, whichever apply. Volume and gravity shall be adjusted to 60 degrees Fahrenheit by the use of Table 6A and 5A of the Petroleum Measurement Tables ASTM Designation D1250 In their latest revision. The Product delivered hereunder shall be marketable and acceptable in the applicable common or segregated stream of the Carriers involved but not exceed 1% S&W. Full deduction for all free water and S&W content shall be made according to the API/ASTM Standard Method then in effect. Either Party shall have the right to have a representative witness all gauges, tests, and measurements. In the absence of the other Party's representative, such gauges, tests and measurements shall be deemed to be correct.

B.                WARRANTY:

                  The Seller represents and warrants that: (1) it has good title to all Product sold and/or delivered hereunder, (2) the Product is free from adverse claims of any kind whatsoever, including but not limited to, royalties, liens, encumbrances and all applicable foreign, federal, state and local taxes,
                  (3) the Product has been produced, handled and transported in accordance with all applicable laws, orders and regulations of all governmental authorities, and (4) the Product delivered shall not be contaminated by chemicals foreign to virgin Product including, but not limited to chlorinated and/or oxygenated hydrocarbons and lead. Buyer shall have the right without prejudice to any other remedy available to Buyer, to reject and return to Seller any quantities of Product which are found to be so contaminated, even after delivery to Buyer. Seller shall furnish, at no cost to Buyer, evidence of title satisfactory to Buyer. If Seller receives proceeds hereunder on behalf of, on the account of or interests, overriding royalty interests, production payments, other interests in lands, leases, or production or governmental taxing authorities), it shall promptly make full and proper settlement to each such person or entity. Seller shall defend, indemnify and hold Buyer and its affiliates, directors, officers, employees, agents and harmless from and against any and all claims, liabilities, demands, actions, causes of action, costs, losses, damages, and expenses of every character (including, without limitation, court costs, reasonable attorneys' fees, and costs required to investigate, handle, respond to or defend any such claims, demands, or actions) arising from or in any way relating to adverse claims regarding Seller's title to or ownership of the Product, the proceeds thereof, taxes thereon and/or the lands or leases from which the Product is produced. In the event of any adverse claim to Seller's title to the Product sold and/or delivered hereunder or the proceeds thereof, Buyer may withhold that portion of the proceeds due hereunder reasonably related to such claim, without interest or damages, until such claim is finally determined. SUCH INDEMNIFICATION SHALL APPLY NOTWITHSTANDING BUYER'S NEGLIGENCE OR OTHER ACTIONS AND NOTWITHSTANDING SUCH ACT MAY OCCUR IN THE FUTURE, IT BEING THE INTENT OF THE PARTIES HERETO THAT SUCH INDEMNIFICATION SHALL APPLY TO ALL SUCH ACTS.

C.                RULES AND REGULATIONS:

                  The terms, provisions and activities undertaken pursuant to this Contract shall be subject to all applicable laws, orders and regulations of all governmental authorities. If at any time a provision hereof violates any such applicable laws, orders or regulations, such provision shall be voided and the remainder of this Contract shall continue in full force and effect unless terminated by either Party upon giving written notice to the other Party hereto. If applicable, the Parties shall comply with all provisions (as amended) of the Equal Opportunity Clause prescribed in 41 C.F.R.60-1.4; the Affirmative Action Clause for disabled veterans and veterans of the Vietnam Era prescribed in 41 C.F.R. 60-250.4; the Affirmative Action Clause for Handicapped Workers prescribed in 41 C.F.R. 60-741.4; 48 C.F.R. Chapter 1 Subpart 19.7
                  regarding Small Business and Small Disadvantaged Business Concerns; 48 C.F.R. Chapter 1 Subpart 20.3 regarding Utilization of Labor Surplus Area Concerns; Executive Order 12138 and regulations thereunder regarding subcontracts to women-owned business concerns; Affirmative Action Compliance Program (41. C.F.R. 60-1.40; annually file SF-100 Employer Information Report (41 C.F.R. 60-1.7): 41 C.F.R. 60-1.8
                  prohibiting segregated facilities: and the Fair Labor Standards Act of 1938 as amended, all of which are Incorporated in this Contract by reference.

D.                HAZARD COMMUNICATION:

                  Seller shall provide its Material Safety Data Sheet ("MSDS") to Buyer. Buyer acknowledges the hazards and risks in handling and using Product. Buyer shall read the MSDS and advise its employees, its affiliates, and third parties, who may purchase or come into contact with such Product, about the hazards of Product, as well as the precautionary procedures for handling Product, which are set forth in such MSDS and any supplementary MSDS or written warning(s) which Seller may provide to Buyer from time to time.


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E.                FORCE MAJEURE:

                  Except for payment due hereunder, either Party hereto shall be relieved from liability for failure to perform hereunder for the duration and to the extent such failure is occasioned by war, riots, insurrections, fire, explosions, sabotage, strikes, and other labor or industrial disturbances, acts of God or the elements, governmental laws, regulations, or requests, disruption or breakdown of production or transportation facilities, delays of pipeline Carrier in receiving and delivering Product tendered, or by any other cause, whether similar or not, reasonably beyond the control of such Party. Any such failures to perform shall be remedied with all reasonable dispatch, but neither Party shall be required to supply substitute quantities from other sources of supply. Failure to perform due to events or Force Majeure shall not extend the terms of this Contract. Notwithstanding the above, and in the event that this Contract is an associated purchase/sale, or exchange of Product, the Parties shall have the rights and obligations described below in the following circumstances: (1) If, because of Force Majeure, the Party declaring Force Majeure (the "Declaring Party") is unable to deliver part or all of the quantity of Product which the Declaring Party is obligated to deliver under this Contract, the other Party (the "Exchange Partner") shall have the right but not the obligation to reduce its deliveries of Product under the same agreement by an amount not to exceed the number of Barrels of Product that the Declaring Party fails to deliver, and (2) If, because of Force Majeure, the Declaring Party is unable to take delivery of part or all of the quantity of Product to be delivered by the Exchange Partner under the agreement, the Exchange Partner shall have the right but not the obligation to reduce its receipts of Product under the agreement by an amount not to exceed the number of Barrels of Product which the Declaring Party fails to take delivery.

F.                PAYMENT:

                  Unless otherwise specified in this main body of this Contract:
                  (1) Buyer shall make payment against Seller's Invoice for the Product purchased hereunder to a bank designated by Seller in U.S. dollars by telegraphic transfer in immediately available funds, (2) Payments will be due on or before the 20th day of the month following the month of delivery, (3) Payments will be made by wire transfer or other manner agreed upon in writing, (4) If a payment due date is on a Saturday or New York bank holiday other than Monday, payment shall be due on the preceding New York banking day, and if a payment due date is on a Sunday or a Monday New York bank holiday, payment shall be due on the succeeding New York banking day, and (5) All past due payments hereunder shall bear interest from the date due until paid at a rate equal to the lesser of (i) a per annum rate equal to the prime rate of interest charged by Citibank, N.A. (or its successors) plus five percent (5%) or
                  (ii) the maximum nonusurious rate of interest permitted to be charged under applicable law.

G.                FINANCIAL RESPONSIBILITY:

                  Notwithstanding anything to the contrary in this Contract, should Seller reasonably believe it necessary to assure payment, Seller may at any time require, by written notice to Buyer, advance cash payment or satisfactory security in the form of a Letter or Letters of Credit at Buyer's expense in a form and from a bank acceptable to Seller to cover any of all deliveries of Product. If Buyer does not provide the Letter of Credit on or before the date specified in Seller's notice under this Paragraph G, Seller or Buyer may terminate this Contract forthwith. However, if a Letter of Credit is required under the main body of this Contract and Buyer does not provide same, then Seller only may terminate this Contract forthwith. In no event shall Seller be obligated to schedule or complete delivery of the Product until said Letter of Credit is found acceptable to Seller. Each Party may offset any payments or deliveries due to the other Party under this or any other agreement between the Parties. If a Party (the "Defaulting Party") should (1) become the subject of bankruptcy or other insolvency proceedings, or proceedings for the appointment of a receiver, trustee, or similar official,
                  (2) become generally unable to pay its debts as they become due, or (3) make a general assignment for the benefit of creditors, the other Party may withhold shipments without notice.

H.                LIQUIDATION:

                  (1) Right to Liquidate. At any time after the occurrence of one or more of the events described in the last sentence of Paragraph G above, the other Party (the "Liquidating Party") shall have the right, at its sole discretion, to liquidate this Contract by terminating this Contract. Upon termination, the Parties shall have no further rights or obligations with respect to this Contract, except for the payment of the amount(s) (the "Settlement Amount" or "Settlement Amounts") determined as provided in Paragraph H(3).

                  (2) Multiple Deliveries. If this Contract provides for multiple deliveries of one or more types of Product in the same or different delivery months, or for the purchase or exchange of Product by the Parties, all deliveries under this Contract to the same Party at the same delivery location during a particular delivery month shall be considered a single commodity transaction ("Commodity Transaction") for the purpose of determining the Settlement Amount(s). If the Liquidating Party elects to liquidate this Contract, the Liquidating Party must terminate all Commodity Transactions under this Contract.

                  (3) Settlement Amount. With respect to each terminated Commodity Transaction, the Settlement Amount shall be equal to the contract quantity of Product, multiplied by the difference between the contract price per Barrel specified in this Contract (the "Contract Price") and the market price per Barrel of Product on the date the Liquidating Party terminates this Contract (the "Market Price"). If the Market Price exceeds the Contract Price in a Commodity Transaction, the selling Party shall pay the Settlement Amount to the buying Party. If the Market Price is less than the Contract in a Commodity Transaction, the buying Party shall pay the Settlement Amount to the selling Party. If the Market Price is equal to the Contract Price in a Commodity Transaction, no Settlement Amount shall be due.

                  (4) Termination Date. For the Purpose of determining the Settlement Amount the date on which the Liquidating Party terminates this Contract shall be deemed to be (a) the date on which the Liquidating Party sends written notice of termination to the Defaulting Party, if such notice of termination is sent by telex or facsimile transaction; or (b) the date on which the Defaulting Party receives written notice of termination from the Liquidating Party, if such notice of termination is given by United States mail or a private mail delivery service.

                  (5) Market Price. Unless otherwise provided in this Contract, the Market Price of Product sold or exchanged under this Contract shall be the price for Product for the delivery month specified in this Contract and at the delivery location that corresponds to the delivery locations specified in this Contract, as reported in Platt's Oilgram Price Report ("Platt's") for the date on which the Liquidating Party terminates this Contract. If Platt's reports a range of prices for Product on that date, the Market Price shall be the arithmetic average of the high and low prices reported by Platt's. If Platt's does not report prices for the Product being sold under this Contract, the Liquidating Party shall determine the Market Price of such Product in a commercially reasonable manner, unless otherwise provided in this Contract.

                  (6) Payment of Settlement Amount. Any Settlement Amount due upon termination of this Contract shall be paid in immediately available funds within two business days after the Liquidating Party terminates this Contract. However, if this Contract provides for more than one Commodity Transaction, or if Settlement Amounts are due under other agreements terminated by the Liquidating Party, the Settlement Amounts due to each Party for such Commodity Transactions and/or agreements shall be aggregated. The Party owing the net amount after such aggregation shall pay such net amount to the other Party in immediately available funds within two business days after the date on which the Liquidating Party terminates this Contract.

                  (7) Miscellaneous. This Paragraph H shall not; limit the rights and remedies available to the Liquidating Party by law or under other provisions of this Contract. The Parties hereby acknowledge that this Contract constitutes a forward contract for purposes of Section 556 of the U.S. Bankruptcy Code.

I.                EQUAL DAILY DELIVERIES:

                  For pricing purposes only, unless otherwise specified in the main body of this Contract, all Product delivered hereunder during any calendar month shall be considered to have been delivered in equal daily quantities during such calendar month.

J.                EXCHANGE BALANCING:

                  If volumes are exchanges, each Party shall be responsible for maintaining the exchange in balance on a month-to-month basis, as near as pipeline or other transportation conditions will permit. In all events upon termination of this Contract and after all monetary obligations under this Contract have been satisfied, any volume imbalance existing at the conclusion of this Contract, limited to the total contract volume, will be settled by the underdelivering Party making delivery of the total volume imbalance in accordance with the delivery provisions of this Contract applicable to the underdelivering Party, unless mutually agreed to the contrary. The request to schedule all volume imbalances must be confirmed in writing by one Party or both Parties. Volume imbalances confirmed by the 20th of the calendar month shall be delivered during the calendar month after the volume imbalance is confirmed. Volume imbalances confirmed after the 20th of the calendar month shall be delivered during the second calendar month after the volume imbalance in confirmed.

K.                DELIVERY, TITLE, AND RISK OF LOSS:

                  For lease delivery locations, delivery of the Product to the Buyer shall be effected as the Product passes the last permanent delivery flange and/or meter connecting the Seller's lease/unit storage tanks or processing facilities to the Buyer's Carrier. For delivery locations other than lease/unit delivery locations, delivery of the Product to the Buyer shall be effected as the Product passes the last permanent delivery flange and/or meter connecting the delivery facility designated by the Seller to the Buyer's Carrier. If delivery is by in-line transfer, delivery of the Product to the Buyer shall be effected at the particular pipeline facility designated in this Contract. Title to and risk of loss of the Product shall pass form the Seller to the Buyer upon delivery. Each Party shall defend, indemnify and hold the other Party and its affiliates, directors, officers, employees, and agents harmless from and against any and all claims, liabilities, demands, actions, causes of action, costs, losses, damages, and expenses of every character (including, without limitation, court costs, reasonable attorney fees and costs required to investigate, handle, respond to or defend any such claims, demands, or actions) relating to the ownership, control and/or handling of the Product while it has risk of loss, except to the extent caused by the other Party's negligence.

L.                AUDIT:

                  Each Party, on execution of the other's confidentiality agreement, shall have the right to review the records of the other during normal business hours to the extent necessary to verify the accuracy of any statement, charge, computation, or demand made pursuant to this Contract, and shall have the right to obtain payment for, or shall pay, as applicable, any verifiable inaccuracy found; provided, however, any statement shall be final as to the Parties unless questioned within two
                  (2) years of the date of such statement. The sole and exclusive remedy and measure of damages for any improper payments under this Contract shall be the amount of overpayment or underpayment, as the case may be, during the two (2) year period immediately preceding the date on which a statement delivered hereunder was questioned in writing.

M.                NECESSARY DOCUMENTS:

                  Upon request, each Party shall furnish all substantiating documents incident to the transaction, including a Delivery Ticket for each volume delivered and an Invoice for any calendar month in which the sums are due.


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N.                DIVISION ORDERS:

                  If either Party signs a division order in favor of the other party pertaining to the object of this Contract, the terms of this Contract shall control in the event of any conflict. If under such division order or other agreement: (1) Seller is being disbursed 100% of the proceeds of production, it hereby assumes liability and shall be responsible for payment of any and all proceeds from the sale of production to all rightful owners, including, without limitation, working interest, royalty and overriding royalty interest owners and other payments due or to become due on the production and, if such disbursed proceeds are inclusive of taxes, all taxes applicable to the production, purchase, sale, storage or transportation of production, including, without limitation, severance taxes, to the proper governmental authorities and
                  (2) Seller has requested Buyer to disburse the proceeds of production, Buyer will disburse proceeds as the Seller directs.

O.                TERMS:

                  Unless otherwise specified in the main body of this Contract, delivery months begin at 7:00 a.m. on the first day of the calendar month and end at 7:00 a.m. on the first day of the following calendar month.

P.                GOVERNING LAW:

                  This Contract and the performance hereof shall be governed by and construed and enforced in accordance with the laws of the State of Oklahoma, without regard to any conflict of laws provision thereof that would otherwise require the application of the law of any other jurisdiction. THE PARTIES HEREBY WAIVE ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY.

Q.                ATTORNEY'S FEES:

                  In the event litigation arising out of this Contract is initiated by either Party, the prevailing Party, after the entry of a final non-appealable order, shall be entitled to recover from the other Party, as a part of said order, all court costs, fees and expenses of such litigation, including, without limitation, reasonable attorneys' fees.

R.                DAMAGE WAIVER:

                  Damage Waiver: Only actual damages shall be recoverable under this Contract and the Parties hereby waive any right to recover special, punitive, consequential, incidental or exemplary damages except to the extent any such Party suffers such damages to an unaffiliated third-party in connection with a third-party claim for which a Party is entitled to indemnification hereunder, in which event such damages shall be recoverable.

S.                WAIVER:

                  No course of dealing and no delay on the part of either Party in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such Party's rights, powers or remedies. No term or condition of this Contract shall be deemed to have been waived nor shall there be any estoppel to enforce any provision of this Contract except by written instrument of the Parties charged with such waiver or estoppel. The waiver of any breach of any term, condition or provision of this Contract shall not be construed as a waiver of any prior, concurrent or subsequent breach of the same or any other term, condition or provision hereof.

T.                ASSIGNMENT:

                  This Contract shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns, but neither this Contract nor any of the rights, interests or obligations hereunder shall be assigned by either Party (whether by operation of law, merger, consolidation or otherwise) without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, upon the giving of written notice to the other Party, either Party may assign this Contract to an affiliate of such Party without the consent of the other Party. No assignment of this Contract shall in any way operate to enlarge, alter, or change any right or obligation of the other Party hereto and shall not be effective or binding on the other Party until a copy of the same has been delivered to the other Party. This Contract, including any and all renewals, extensions, amendments and/or supplements hereto, shall be binding upon any purchaser or assignee of the Leases, or any part thereof or interest therein. Any Party assigning its interest shall remain responsible for any nonperformance hereunder. This contract shall constitute a real property right and covenant running with the leases.

U.                CAPTIONS:

                  The headings of the paragraphs, sections and other subdivisions of this Contract are included for convenience only and shall not constitute part of this Contract or affect the construction or interpretation hereof or thereof.

V.                AMENDMENTS:

                  This Contract may not be effectively amended, changed, modified, altered or terminated, except as provided herein, without the written consent of the Parties and such consent shall be effective only in the specific instance and for the specific purpose for which it is given.

W.                NO THIRD PARTY BENEFICIARIES:

                  This Contract shall be only for the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns, it being the intention of the parties hereto that no third party shall be deemed a third party beneficiary of this Contract.

X.                ENTIRE AGREEMENT:

                  This Contract contains the entire agreement of the Parties. This Contract may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the Parties. There are no oral agreements between the Parties.

Y.                SURVIVAL:

                  Any obligation owed by a Party to the other Party under this Contract, including indemnification obligations, shall survive termination of this Contract.

Z.                DEFINITIONS:

                  Unless the context requires otherwise, terms defined in the text of this Contract shall have the meaning indicated and the terms listed below have the following meanings:

                  "API" means the American Petroleum Institute.

                  "ASME" means the American Society of Mechanical Engineers.

                  "ASTM" means the American Society for Testing Materials.

                  "Barrel" means 42 U.S. gallons of 231 cubic inches per gallon corrected to 60 degrees Fahrenheit.

                  "Carrier" means a pipeline, barge, truck or other suitable transporter of Product.

                  "Product" means crude oil or condensate, as appropriate.

                  "Delivery Ticket" means a shipping/loading document or documents stating the type and quality of Product delivered, the volume delivered and method of measurement, the corrected specific gravity, temperature, and S&W content.

                  "Invoice" means a statement setting forth at least the following information: The date(s) of delivery under the transaction: the location(s) of delivery; the volume(s); price(s); the specific gravity and gravity adjustments to the price(s) (where applicable); and the term(s) of payment.


                  "S&W" means sediment and water